NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made the 29th day of April, 2010 between Nu Horizons Electronics Corp., a Delaware corporation, (hereinafter called the "Company") and Arthur Nadata (hereinafter called "Optionee").

WITNESSETH:

Whereas, the Company, for the purposes stated therein, has adopted a 2002 Key Employee Stock Incentive Plan, a copy of which is annexed hereto as Exhibit "A" (hereinafter called the "Plan"); and

Whereas, in accordance with said Plan, the Compensation Committee of the Board of Directors has determined that Optionee is eligible for and should be granted an option pursuant to said Plan as herein below provided, and Optionee desires to have such option;

Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Grant and Exercise of Option.    The Company hereby grants to Optionee an option to   purchase a total of 200,000 shares of the authorized and unissued Common Stock of the Company, having a par value of $.0066 per share, at the price of $3.69 per share (the “Option”), upon and subject to the following terms and conditions:

(a)           The Option may be exercised before April 28, 2020 (the "Expiration Date") and, within such period, only at the following times and in the following amounts:

(i)   Commencing on May 29, 2010 and on the 29th day of each month thereafter for a total of twenty-three months ending on March 29, 2012, the Option may be exercised for up to 5,555 shares of Common Stock per month (an aggregate 127,765 shares of the total 200,000 shares of Common Stock granted in Paragraph 1 hereof, at the conclusion of such twenty-three month period);

(ii) On April 29, 2012, the Option may be exercised for an additional 5,569 shares of the total 200,000 shares of Common Stock granted in Paragraph 1 hereof; and

(iii) After July 29, 2010, the Option may be exercised for up to an additional 66,666 shares of Common Stock of the total 200,000 shares of Common Stock granted in Paragraph 1 hereof.

(b)           The Option may be exercised in each instance, only during the continuance of the Optionee’s employment or service with the Company and under certain other circumstances as set forth in Section 2.3 of the Plan.  In the event of the termination of the Optionee’s employment or services with the Company, the Optionee may exercise an Option in accordance with the terms of the Plan.  Notwithstanding the foregoing, in the event that prior to the exercise of the Option, the Optionee is convicted of or pleads nolo contendere to a crime or is subject to a finding by a regulatory authority or a court that he violated U.S. laws or regulations or the laws or regulations of a foreign country in the course of his performance of services for the Company, then Optionee (including any person who succeeds to the right of Optionee hereunder) shall not be permitted to exercise the Option for any of the shares of Common Stock purchasable hereunder, regardless of any prior vesting of the right to purchase any of such shares of Common Stock.

(c)           Each exercise of the Option shall be by delivery to the Company, at its then principal office (attention of the Treasurer), of written notice stating the number of shares of Common Stock to be purchased,  accompanied by payment in full of the option price of such shares of Common Stock.  The option price shall be payable in United States dollars (i) cash, or (ii) check, or (iii) other shares of the Company’s Common Stock which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or (iv) consideration received by the Company under any cashless exercise program implemented by the Company in connection with the Plan.

(d)           In the event of each exercise of the Option, the Company shall deliver to the Optionee, personally or at his designated address, as soon as practicable, a certificate made out to the Optionee for the number of shares being purchased.

(e)           The Option is not intended to be an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended.

(f)            If at any time, the Company or any Subsidiary or Affiliate is required, under applicable laws and regulations, to withhold, or to make any deduction for any taxes, or take any other action in connection with any Option exercise, the Optionee shall be required to pay to the Company or such Subsidiary or Affiliate, the amount of any taxes required to be withheld, or, in lieu thereof, at the option of the Company, the Company or such Subsidiary or Affiliate may accept Common Stock valued at its Fair Market Value on the date of payment, to cover the amount required to be withheld.

2.           Non-Transferability of Option.  The Option granted under this Agreement shall not be transferable otherwise than by will or the laws of descent and distribution as may be permitted by the Board or the Committee.

3.           Purchase for Investment.  To the extent that, at the time of exercise of the Option, the underlying shares have not been registered  for sale under the Securities Act or 1933, as amended, the Optionee represents, on behalf of himself and any transferees permitted by the terms of the Plan, that any shares of Common Stock purchased pursuant to this Agreement will be acquired in good faith for investment and not for resale or distribution, and Optionee on behalf of himself and said person or persons, agrees that each notice of the exercise of the Option shall contain or be accompanied by a representation in writing signed by him or said person or persons, as the case may be, in form satisfactory to the Company, that the shares of Common Stock to be purchased pursuant to such notice are being so acquired and will not be sold except in compliance with applicable securities laws.

4.           Binding Effect of the Plan.  Optionee represents that he has read and understands the Plan and agrees to be bound by all of the terms and conditions thereof.

5.           Capitalized Terms.  The capitalized terms used herein without definition are used as defined in the Plan.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

NU HORIZONS ELECTRONICS CORP.

By:	/s/ Kurt Freudenberg
Kurt Freudenberg
Executive Vice President
and Chief Financial Officer

By:	/s/ Arthur Nadata
Arthur Nadata, Optionee